Exhibit 11
                       TRIMAS CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In Thousands, Except Per Share Amounts)

                                                Three Months Ended
                                                     March 31,
                                               1995             1994
Primary:

     Net income                              $13,440          $10,830

     Weighted average common shares
       outstanding                            36,644           36,644
     Dilution of stock options                   352              396

     Weighted average common and common
       equivalent shares outstanding after
       assumed exercise of options            36,996           37,040

     Primary earnings per common share          $.36             $.29

Fully diluted:

     Net income                              $13,440          $10,830
     Add after tax convertible debenture
       related expenses                          920              920

     Net income as adjusted                  $14,360          $11,750

     Weighted average common shares
       outstanding                            36,644           36,644
     Dilution of stock options                   363              396
     Addition from assumed conversion of
       convertible debentures                  5,083            5,083

     Weighted average common and common
       equivalent shares outstanding on a
       fully diluted basis                    42,090           42,123

     Fully diluted earnings per common share    $.34             $.28